Exhibit 23.1

                    [LETTERHEAD OF KYLE L. TINGLE, CPA, LLC]


January 13, 2009

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the incorporation of their report dated September 30, 2008, with respect to the balance sheet as of August 31, 2008 and the related statements of operations, stockholders' equity, and cash flows for the year then ended and the period July 16, 2008 (date of inception) through August 31, 2008 of Bomps Mining, Inc., in the Registration Statement Form S-1/A Amendment No. 1, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts."

Very truly yours,


/s/ Kyle L. Tingle
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Kyle L. Tingle
Kyle L. Tingle, CPA, LLC